EXHIBIT 99.1

Animal Health International, Inc. Reports Its Fourth Quarter and Fiscal 2010 Earnings and Guidance for Fiscal Year 2011

WESTLAKE, Texas, Sept. 7, 2010 (GLOBE NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII), a leading distributor of animal health products in the United States and Canada, today reported its financial results for the Company's fourth fiscal quarter, which ended June 30, 2010, as well as fiscal year performance. Results include the following highlights:

Three Months Ended June 30, 2010

  Net sales increased 5.8%, to $172.0 million, compared to $162.5 million for the same period a year ago.  The increase in net sales was primarily attributable to improving economics in the beef and dairy markets as well as growth in our veterinary business.
  Gross margins increased $2.5 million for the quarter, with $1.5 million due to higher sales volume. Improved profit margins contributed an additional $1.0 million. Margins increased to 16.6% of net sales, compared to 16.0% in the fourth quarter last year.
  Selling, General and Administrative (SG&A) expenses were 12.8% of sales compared to 17.4% last year. SG&A expenses decreased $6.2 million from the same period last year. Last year included a provision for bad debt of $2.7 million and a $1.8 million charge for stock option expense resulting from voluntary forfeitures.
  Net income was $0.7 million, or $0.03 per fully diluted share, compared to a loss of $39.2 million or $1.61 loss per fully diluted share in last year's fourth quarter. Net income included $1.0 million, net of tax, for the non-cash amortization of interest rate swaps, which were unwound earlier this year. Last year, the Company recorded a $35.0 million impairment of goodwill.
  Earnings before interest, tax, depreciation and amortization (EBITDA) increased by $6.9 million to $7.1 million for the quarter, compared to $0.2 million last year.

Fiscal Year Ended June 30, 2010

  Net sales for the fiscal year were $668.9 million, compared to $666.9 for the same period a year ago. Net sales in the first half of the year declined 6.1% while sales in the second half of the year increased 7.5%, both compared to the same periods last year.
  Gross margin declined $2.6 million, compared to fiscal year 2009, with $5.2 million due to reduced profitability with one of our major suppliers while profitability from other suppliers increased by $2.3 million. The increase in sales volume contributed $0.3 million to gross margin. Margins for the fiscal year were 16.6% of net sales, compared to 17.1% last year.
  SG&A expenses declined to 13.6% of sales compared to 15.1% last year. SG&A declined $9.5 million from the same period last year. Last year included $4.5 million for the bad debt and stock option forfeiture discussed above.
  Net income was $1.3 million or $0.05 per fully diluted share, compared to a loss last year of $36.9 million or $-1.52 per fully diluted share. Net income included a $0.4 million one-time, non-cash charge for foreign currency exchange due to the early retirement of debt in Canada and a $2.9 million non-cash charge for the unamortized cost associated with unwinding interest rate swaps. Also included was $0.4 million for the final settlement of a legal dispute. The after tax effect of these one-time items was $2.3 million or $0.09 per share. Last year included a $35.0 million impairment of goodwill.
  EBITDA for the fiscal year increased $4.4 million to $21.9 million, compared to the same period last year.

Jim Robison, Chairman and Chief Executive Officer, stated, "Our sales growth was driven by improving economics in the beef and dairy industries as well as growth in sales to veterinarians. I am proud of how our team finished a tough year with sales up 7.5% in the second half, and enthusiastic about the way the new fiscal year has started."

At June 30, 2010, the Company's availability under its Revolver totaled $34.0 million, and the Company is in compliance with all of its financial covenants.

Fiscal Year 2011 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

Management forecasts that our EBITDA for the new fiscal year ending June 2011 will be in the range of $25 - $27 million. This guidance excludes any projections of future acquisitions.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Time to discuss these results and its business outlook.  You can access the conference call by dialing 877-407-9210. Participants will be required to register their name and company affiliation for the conference call.  Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income (loss) before interest expense, income tax expense, depreciation and amortization, goodwill impairment, stock based compensation expense, and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the non-cash impact of stock based compensation expenses and the impact of purchase accounting. Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements;
  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Fiscal Year 2009 Correction

During the fourth quarter of fiscal year 2010, the Company identified and corrected an error. The impact of the correction resulted in an additional charge of $9.8 million to goodwill amortization that was recorded as a revision to the June 30, 2009 results.  The revised goodwill impairment charge for 2009 is $35.0 million. Further details can be found in the Company's 2010 Annual Report on SEC Form 10-K, which will be filed by September 28, 2010.

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company's subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 71,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company's subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

The Animal Health International logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3240

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the current general economic conditions, our inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or our inability to meet applicable rebate targets, the outbreak of infectious disease within an animal population, the loss of products or delays in product availability from one or more manufacturers, the loss of key personnel, the consolidation among animal health product vendors, consolidation among our customers, currency exchange rates and other risks detailed in our filings with the Securities and Exchange Commission, including our 2010 Annual Report on Form 10-K, which will be filed by September 28, 2010. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

ANIMAL HEALTH INTERNATIONAL, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended June 30,		Year ended June 30,
		As Revised		As Revised
	2010	2009	2010	2009
Net sales	$171,978	$162,517	$668,920	$666,948
Direct cost of products sold	143,388	136,460	557,615	552,994
Gross Profit	28,590	26,057	111,305	113,954
Selling, general, and administrative expenses (including salary, wages, commission, and related benefits)	22,053	28,212	90,969	100,454
Depreciation and amortization	2,357	2,054	8,362	8,223
Goodwill impairment	—	34,966	—	34,966
Operating income (loss)	4,180	(39,175)	11,974	(29,689)
Other income (expense):
Other income	260	162	693	786
Interest expense	(3,336)	(2,261)	(10,629)	(8,761)
Income (loss) before income taxes	1,104	(41,274)	2,038	(37,664)
Income tax benefit (expense)	(442)	2,115	(785)	734
Net income (loss)	$662	$(39,159)	$1,253	$(36,930)
Earnings (loss) per share:
Basic	$0.03	$(1.61)	$0.05	$(1.52)
Diluted	$0.03	$(1.61)	$0.05	$(1.52)
Weighted average shares outstanding:
Basic	24,691	24,330	24,691	24,330
Diluted	24,882	24,330	24,847	24,330

ANIMAL HEALTH INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(In thousands)

		As Revised
Assets	June 30, 2010	June 30, 2009
Current assets:
Cash and cash equivalents	$2,243	$2,749
Accounts receivable, net	77,954	74,441
Merchandise inventories, net	99,545	89,315
Other current assets	5,097	6,804
Total current assets	184,839	173,309
Noncurrent assets:
Property, plant, and equipment, net	14,657	16,043
Goodwill and other intangible assets, net	122,391	124,962
Other noncurrent assets, net	3,044	3,951
Total assets	$324,931	$318,265
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$94,705	$93,369
Accrued liabilities	9,891	13,055
Current portion of long-term debt	129,339	7,179
Total current liabilities	233,935	113,603
Noncurrent liabilities:
Long-term debt, net of current portion	—	119,913
Other noncurrent liabilities	24,532	24,170
Total liabilities	258,467	257,686

Stockholders' equity	66,464	60,579
Total liabilities and stockholders' equity	$324,931	$318,265

ANIMAL HEALTH INTERNATIONAL, INC.
EBITDA Reconciliation
(In thousands)
(Unaudited)

	Three months ended June 30,		Year ended June 30,
		As Revised		As Revised
	2010	2009	2010	2009
Net Income	$662	$(39,159)	$1,253	$(36,930)
Interest expense	3,336	2,261	10,629	8,761
Income tax expense (benefit)	442	(2,115)	785	(734)
Depreciation and amortization	2,357	2,054	8,362	8,223
Goodwill impairment	—	34,966	—	34,966
Stock-based compensation	214	2,164	673	3,208
Acquisition costs	112	3	167	3
EBITDA	$7,123	$174	$21,869	$17,497
CONTACT:  Animal Health International, Inc.
          William F. Lacey
          817-859-3000